Exhibit 99.1

NEWS RELEASE

For more information contact:

FEI Company
Fletcher Chamberlin
Investor Relations
503-726-7710

FEI Company to Redeem Its 5.5% Convertible Subordinated Notes

HILLSBORO, Ore., January 3, 2008  -  FEI Company (NASDAQ:FEIC) has called for the redemption on January 24, 2008, of its 5.50% Convertible Subordinated Notes due August 15, 2008 (the “Notes”). There is approximately $45.9 million aggregate principal amount of the Notes outstanding.

Prior to 5:00 p.m., New York City time, on January 23, 2008, holders may convert their Notes into shares of the Company’s Common Stock at a conversion price of $49.52 per share of Common Stock (which is equal to a conversion rate of approximately 20.1939 shares of the Company’s Common Stock per $1,000 principal amount of Notes). Cash will be paid in lieu of fractional shares. On January 2, 2008, the last reported sale price of the Company’s Common Stock on the Nasdaq Global Market was $24.24 per share.

Alternatively, holders may have their Notes redeemed at a total cash redemption price of approximately $1,024.60 per $1,000 principal amount of Notes, consisting of $1,000.00 principal amount plus accrued interest of approximately $24.60. Any Notes not converted on or before 5:00 p.m., New York City time, on January 23, 2008, will be automatically redeemed on January 24, 2008, after which interest will cease to accrue.

A Notice of Redemption and a Letter of Transmittal (which may be used to surrender Notes for conversion or redemption) are being mailed to all registered holders of the Notes. Copies of the Notice of Redemption and the Letter of Transmittal may be obtained from the conversion and redemption agent, The Bank of New York Trust Company, N.A. (as successor to BNY Western Trust Company), by calling Mr. Randolph Holder at 212-815-5098.

About FEI

FEI (Nasdaq: FEIC) is a world leader in providing pioneering technologies and applications that deliver imaging solutions for 3D characterization, analysis and modification/prototyping capabilities with resolutions down to the sub-Angstrom level. Our customers, working in advanced research and manufacturing, are supported by field-experienced applications specialists, and open access to FEI’s prestigious global user network. FEI’s NanoPorts in North America, Europe and Asia provide centers of technical excellence where our world-class community of customers and specialists collaborate on the ongoing development of new solutions. FEI has sales and service operations in more than 50 countries around the world. More information can be found at: www.fei.com.